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                     June 4, 2020

       Ran Daniel
       Chief Financial Officer
       Cuentas, Inc.
       19 W. Flagler St., Suite 902
       Miami, FL 33130

                                                        Re: Cuentas, Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed May 28, 2020
                                                            File No. 000-54923

       Dear Mr. Daniel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              David Selengut, Esq.